EXHIBIT 5.1

[DUANE MORRIS LLP LETTERHEAD]

April 26, 2011

Institutional Financial Markets, Inc.

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

Re:	Institutional Financial Markets, Inc. (333-172194)
Pre-Effective Amendment No. 1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Institutional Financial Markets, Inc., a Maryland corporation (the “Company”), in connection with the preparation of Pre-Effective Amendment No. 1 to Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), on the date hereof, for the registration by the Company of 872,071 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to be sold by the selling security holders named in the Registration Statement.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The Shares consist of (i) 313,051 shares (the “Outstanding Shares”) of Common Stock that were issued by the Company pursuant to the terms of the Purchase and Contribution Agreement, dated as of September 14, 2010 and amended on October 29, 2010, December 27, 2010 and January 11, 2011 (the “Purchase Agreement”), among the Company, JVB Financial Holdings, L.L.C. (“JVB”), the sellers listed in the Purchase Agreement (the “Sellers”) and certain employees of JVB (the “Management Employees”), and (ii) 559,020 shares (the “Conditional Shares”) of Common Stock, which may be issued upon the vesting and redemption of restricted membership units (individually, a “Restricted Unit” and collectively, the “Restricted Units”) in the Company’s operating subsidiary, IFMI, LLC (“IFMI”), issued by IFMI to certain Management Employees pursuant to the terms and conditions of the Purchase Agreement and individual employment agreements (the “Employment Agreements”) with each Management Employee.

In connection with the opinion set forth in this letter, we have examined the Registration Statement, originals, or copies certified or otherwise identified to our satisfaction, of the Purchase Agreement, the Employment Agreements, the Articles of Amendment and Restatement of the Company, as amended to date, the Bylaws of the Company, the Certificate of Formation of IFMI, as amended to date, the Amended and Restated Limited Liability Company Agreement of IFMI, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the reservation and continued availability of a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of the holders of the Restricted Units upon the vesting of such Restricted Units, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, photostatic or other copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that (i) the Outstanding Shares are legally issued, fully paid and non-assessable and (ii) the Conditional Shares, when issued in accordance with the terms and conditions applicable to the vesting and redemption of the Restricted Units, will be legally issued, fully paid and non-assessable.

The opinion set forth above is limited to the laws of the State of Maryland.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement to be filed by the Company on or about the date hereof. In giving such opinion, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DUANE MORRIS LLP